Exhibit 10.2

Sent via email and overnight mail

August 3, 2015

Mr. W. Taylor Kamp

14 Patriots Way

Mendham, New Jersey 07945

Dear Taylor:

This letter, coupled with the terms of your employment application already on file, is to memorialize our recent verbal offer. In addition, this letter will also document the other items that we have discussed and agreed:

The details of the offer are:

1.	Position: Senior Vice President, Chief Financial Officer reporting to Daniel Dyer, CEO.

2.	Our expectation is that you would start work on or about August 10, 2015.

3.	Your Bi-weekly salary will be $11,538 based upon an annual salary of $300,000 payable on a direct deposit basis.

4.

Beginning in 2016, you will be eligible to participate in the Management Cash Incentive Program with an annual bonus opportunity targeted at up to 80% of your base salary in effect at the start of the calendar year, and based on the achievement of individual, departmental and corporate goals established annually. Payment of the annual bonus, if any, will normally occur in the first quarter annually provided you are on the active payroll at the time payment is made. Incentive plans are reviewed and approved each year. Your metrics for 2016 will be provided to you in detail at a later date. For fiscal year 2015, you will be paid a minimum cash bonus equal to 25% of your bonus opportunity target, and you will be eligible to earn the full pro-rata bonus for fiscal year 2015 based on (a) the achievement of individual and corporate goals and (b) the portion of the 2015 fiscal year in which you are employed by Marlin.

5.

We are pleased to advise you that you will begin employment with an opportunity to receive equity in Marlin, which equity is intended to align the interests of our entire employee base with the interests of our shareholders. Under the Management Equity Incentive Plan, you are eligible to earn a targeted annual restricted stock award valued at 70% of your base salary in effect at the beginning of each calendar year (subject to approval by the Compensation Committee of the Board of Directors that administers the Plan). Attached is a copy of the Program’s guidelines. For calendar year 2015, your equity opportunity is a pro-rata percentage equal to 30% of base salary which will be granted to you by the Compensation Committee of the Board of Directors on or soon after your start date.

You will also be granted by the Compensation Committee of the Board of Directors a one-time grant of 12,500 restricted shares with a cliff vesting period three years from your start date.

You will also be provided an opportunity to purchase additional shares, at a discount, through our Employee Stock Purchase Program (ESPP).

6.

Our current practice is to review performance and base salary on June 1st of each year. That review is normally based on individual performance during the 12 month period immediately preceding June 1st. In your case, any increase in base pay will be pro-rated for your period of participation.

7.	Marlin will provide you with the following reimbursement for relocation and temporary living expenses as follows:

a) Marlin will provide you with a temporary living allowance covering up to six (6) months commencing within 12 months of employment. Instead of a detailed accounting of those expenses, we will provide a flat allowance of $3,000 per month (less applicable tax withholdings), payable in monthly installments commencing on your start date.

b) Marlin will pay the reasonable expenses associated with moving of your household goods from Mendham, New Jersey to a location of your choosing convenient to you within 12 months of employment. Together, we will select two responsible movers to provide you with estimates. Marlin will then select the actual mover on the basis of price and acceptability. Marlin will pay full replacement value insurance up to $50,000 for household goods.

c) Marlin will also pay for reasonable costs for storage of the above-mentioned household goods not to exceed three (3) months commencing within 12 months of employment, if necessary, and will pay reasonable expenses to have said household goods moved from storage to the new residence.

d) You are responsible for reimbursing us the amount paid in relocation and temporary housing costs in the event that you resign your employment as follows:

•	Less than one year (100%)
•	One to Two Years (66%)
•	Two to Three Years (33%)
•	Greater than three years (0%)

e) Marlin will reimburse you the reasonable costs associated with the travel, lodging and meals for you to search and secure living accommodations in the New Jersey area. We will cover up to one (1) additional trip with your spouse for a total of up to six (6) days.

8.	Your employment is conditioned on the results of a favorable criminal background screen which we have received.

9.

A post job offer, pre-employment drug screen is required within 72 hours of the offer. Your employment is conditioned on the favorable results of this screen. If the results are not favorable, this offer will be rescinded. You will receive instructions on how to satisfy this requirement via e-mail under separate cover.

10.

Marlin offers a comprehensive benefits plan including medical and prescription coverage, effective on your date of hire. Dental, vision and life insurance are effective the first of the month following your start date. Long Term Disability benefits go into effect after 3 months of service. A summary of the Marlin Benefits Program is forwarded with this offer letter. These benefits will be described in detail during your New Hire Orientation.

11.

You are eligible for 23 days of Paid-time-off (PTO), accrued throughout the calendar year and pro-rated for your period of participation during 2015. An additional day is added for each year of service up to 25 days. Marlin celebrates 6 paid holidays per calendar year and, an additional 3 variable holidays (that go into effect after 90 days of service) for a total of 9 holidays.

12.

You are eligible to participate in Marlin’s 401(k) Retirement Savings Plan effective on the first day of the calendar quarter following your date of hire (Jan. 1, April 1, July 1, and Oct. 1). The plan currently provides for a company match of 1.5% on the first 6% of personal contribution. Full vesting occurs after 3 years of service, as determined under the plan.

13.

The Compensation Committee of the Board of Directors is currently discussing the adoption of the Severance Pay Plan for Senior Management, which would provide certain severance benefits to executives who are covered by the plan if such executives experience a termination of employment that is covered by the plan. The details of such plan are still being developed, but if the plan is adopted, you will be eligible to participate in such as a Tier II Participant, provided that you commence employment with Marlin as provided in this offer letter and agree to the terms and conditions set forth in the corresponding participation agreement for such plan, which will be sent to you on the later of (i) your commencement of employment with Marlin or (ii) the adoption of the plan. A draft of the plan and corresponding participation agreement is forwarded with this offer letter.

14.

The Immigration Reform and Control Act, and our own standards, require us to examine personal identification and work authorization documents of new employees. Therefore, to meet these requirements of IRCA and our own policies, please provide Marlin with proof of your eligibility to work in the United States (i.e. passport, driver’s license, social security card, birth certificate as noted in I-9 documentation).

15.

The Human Resources Department will conduct an orientation, presentation, and review of your employee handbook and benefits, normally on your first day of work. This will be coordinated with your schedule.

16.	We are forwarding, along with this letter, the following documents for you to review, execute and bring with you on your first day of work:

•	I-9 Form
•	Insider Trading Policy Statement
•	Code of Ethics and Business Conduct
•	W-4 Form
•	Direct Deposit Enrollment Form
•	Emergency Contact Form
•	Password Security Form
•	First Day Checklist

17.

Marlin may withhold from any salary, bonuses, or other compensation or benefits payable or provided to you under this offer letter or otherwise, any and all federal, state, local, and other taxes and any and all other amounts as permitted or required by law, rule, or regulation.

18.

Marlin abides by the “employment-at-will” doctrine, which permits Marlin or the employee to terminate the employment relationship at any time, for any reason, with or without notice. Neither the policies contained in this letter, nor any other written or verbal communication, are intended to create a contract of employment or warranty or guarantee of benefits. The policies contained in this offer letter may be added to, deleted, or changed at any time by Marlin in its sole discretion, except that we will not modify our policy of “employment-at-will” in any case.

19.	Any disputes relating to this offer shall be governed and construed in accordance with the laws of the State of New Jersey.

20.	Please note that Marlin can rescind the offer of employment at any time up until acceptance is received by Marlin.

21.

This offer letter contains the entire understanding between Marlin and you with respect to your employment, and shall supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

Taylor, I believe that this covers everything we discussed. The Marlin Team is excited at the prospect of you joining us. Should you have any questions, please do not hesitate to contact me and we will assist in any way we can.

Sincerely,

Daniel Dyer,

Chief Executive Officer

The offer of employment will become null and void within five (5) days of the date of this letter unless formal acknowledgement and acceptance is received. Please return a copy of this letter with your signature via to fax 856.813.2718 or email to DDyer@marlinleasing.com or EDietz@marlincorp.com.

W. Taylor Kamp	Date:

Enc: